FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”), dated April 5, 2010, is entered into by and between Coachmen Industries, Inc., an Indiana corporation (“Coachmen”), and H.I.G. All American, LLC, a Delaware limited liability company (the “Lender”).  Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Registration Rights Agreement (defined below).

W I T N E S S E T H:

WHEREAS, the Lender, Coachmen, and certain of Coachmen’s direct and indirect subsidiaries (together with Coachmen, collectively, the “Borrowers”), previously entered into a Loan Agreement, dated as of October 27, 2009 (the “Loan Agreement”), pursuant to which the Lender extended a line of credit to the Borrowers under the Revolving Notes and a term loan under the Tranche B Notes (collectively, the “Notes”), and was issued Warrants exercisable into Warrant Shares representing shares of Coachmen common stock, no par value (“Common Stock”);

WHEREAS, as a material inducement to the Lender to enter into and perform the Loan Agreement, the Lender and Coachmen entered into a Registration Rights Agreement, dated October 27, 2009 (the “Registration Rights Agreement”), to provide liquidity to the Lender through registration of the issuance of the Conversion Shares and the resale of the Conversion Shares and Warrant Shares;

WHEREAS, the Lender and the Borrowers are entering into a First Amendment to Loan Agreement on the date hereof (the “First Amendment”), pursuant to which the Lender is waiving certain Specified Defaults (as defined in the First Amendment) of the Borrowers and Coachmen is issuing to the Lender additional Warrants (the “New Warrants”) exercisable into additional Warrant Shares;

WHEREAS, as a material inducement to the Lender to enter into the First Amendment and as a condition precedent to the effectiveness thereof, Coachmen has agreed to enter into this Amendment for the purpose of providing Holders the same registration rights with respect to the additional Warrant Shares issuable upon exercise of the New Warrants as are applicable to the Warrant Shares issuable upon exercise of the existing Warrants.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments to Section 1.1 of the Registration Rights Agreement.  Section 1.1 of the Registration Rights Agreement is hereby amended as provided in (a) through (g) below.

(a) The definition of “Warrants” is hereby amended and restated so that it reads, in its entirety, as follows:

“Warrants” shall mean, collectively, the (a) Amended and Restated Common Stock Purchase Warrant originally issued to the Lender on October 27, 2009 and amended and restated on the date hereof and (b) Common Stock Purchase Warrant issued to the Lender on the date hereof pursuant to the First Amendment, and in either case shall include all replacements and renewals hereafter issued by Coachmen in substitution or exchange for any thereof.

(b) The definition of “Warrant Shares” is hereby amended and restated so that it reads, in its entirety, as follows:

“Warrant Shares” shall mean the shares of Coachmen common stock, no par value, issued or issuable upon exercise of any of the Warrants, and any securities of Coachmen distributed or issued with respect thereto by way of a stock dividend, stock split or in connection with a combination of shares, recapitalization, merger, consolidation, reorganization or otherwise.

SECTION 2. References to and Effect Upon the Registration Rights Agreement and the Other Transaction Documents.

(a) Except as specifically modified hereby, all terms, conditions, covenants and other provisions contained in the Registration Rights Agreement, and all rights of the Holders thereunder, remain in full force and effect.  Coachmen hereby confirms that the Registration Rights Agreement is in full force and effect and that it has no defense, claim or counterclaim with respect to any of its obligation thereunder.

(b) Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not directly or indirectly amend, modify or operate as a waiver of any provision of the Registration Rights Agreement or any right, power or remedy of the Holders, as applicable.

(c) From and after the date hereof, the term “Registration Rights Agreement” in the Loan Agreement and any other Transaction Document (as defined in the Loan Agreement) shall mean the Registration Rights Agreement, as amended by this Amendment.

SECTION 3. Miscellaneous.

(a) Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  Delivery of the executed counterpart of this Amendment by telecopy or electronic mail shall be as effective as delivery of a manually executed counterpart to this Amendment.

(b) Severability.  The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

(c) Captions.  Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment.

(d) Governing Law.  This Amendment shall be governed by and construed and interpreted in accordance with the internal laws of the State of Florida but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Florida.

[Signature pages follow]

MIAMI 866574 (2K)

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Registration Rights Agreement to be duly executed as of the date and year first above written.

    COACHMEN INDUSTRIES, INC.

    By:  /s/ Richard M. Lavers

    Name:  Richard M. Lavers

    Title:  Chief Executive Officer

    H.I.G. ALL AMERICAN, LLC

    By:  /s/ Fabian de Armas

    Name:  Fabian de Armas

    Title:  Vice President

MIAMI 866574 (2K)